Delaware Certificate of Merger                                         Exhibit 7



                              CERTIFICATE OF MERGER

                                       OF

                             VITAMINSHOPPE.COM, INC.

                                      INTO

                         VITAMIN SHOPPE INDUSTRIES INC.



        The undersigned corporation

        DOES HEREBY CERTIFY:

        FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

NAME                                          STATE OF INCORPORATION
VitaminShoppe.com, Inc.                       Delaware
Vitamin Shoppe Industries Inc.                New York

        SECOND: That an Agreement and Plan of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 252 of the General Corporation Law of Delaware.

        THIRD: That the name of the surviving corporation of the merger is Vitamin Shoppe Industries Inc., a New York corporation.

        FOURTH: That the Certificate of Incorporation of Vitamin Shoppe Industries Inc., a New York corporation which is surviving the merger, shall be the Certificate of Incorporation of the surviving corporation.

        FIFTH: That the executed Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation, the address of which is 4700 Westside Avenue, North Bergen, NJ 07047.

        SIXTH: That a copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder or shareholder of any constituent corporation.

        SEVENTH: That the surviving corporation, Vitamin Shoppe Industries Inc., may be served with process in the State of Delaware in any proceeding for enforcement of any obligations of VitaminShoppe.com, Inc. as well as for enforcement of any obligation of the surviving corporation arising from the merger, including any suit or other proceeding to enforce the right of any stockholder of Vitamin Shoppe Industries Inc. as determined in appraisal proceedings pursuant to the provisions of Section 262 of the General Corporation Law of the State of Delaware, and it does hereby irrevocably appoint the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceeding. The address to which a copy of such process shall be mailed by the Secretary of State of the State of Delaware is 4700 Westside Avenue, North Bergen, NJ 07047 until the surviving corporation shall have hereafter designated in writing to the said Secretary of State a different address for such purpose. Service of such process may be made by personally delivering to and leaving with the Secretary of State of the State of Delaware duplicate copies of such process, one of which copies the Secretary of State of the State of Delaware shall forthwith send by registered mail to Vitamin Shoppe Industries Inc. at the above address.

        EIGHT: That the merger shall become effective at 9:01 a.m. on April 12, 2001.

        Dated: April 11, 2001

        I HEREBY DECLARE, under the penalties of perjury, that the statements made in the foregoing certificate, insofar as they pertain to Vitamin Shoppe Industries Inc., are true.

                                       VITAMIN SHOPPE INDUSTRIES INC.


                                       By:  /s/ Helen Horowitz
                                           ----------------------------
                                           Name:  Helen Horowitz
                                           Title: Vice President and Secretary




                                        3